As filed with the Securities and Exchange Commission on November 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRI POINTE HOMES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-3201111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley W. Blank, Esq.

Vice President, General Counsel and Secretary

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael E. Flynn, Esq. Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, California 92612 (949) 451-4054	Michael A. Gordon Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5945

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share	$	$	$	$

(1)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

Prospectus

TRI Pointe Homes, Inc.

Common stock

This prospectus relates to the potential offer and sale of our common stock from time-to-time by selling stockholders to be named in one or more prospectus supplements. Before selling any common stock hereunder, the selling stockholder will request that we file with the Securities and Exchange Commission (the “SEC”) a prospectus supplement to this prospectus, which the selling stockholder will deliver with this prospectus, and which will describe specific information about the proposed sale, including specific information about the selling stockholder, the amount of common stock the selling stockholder proposes to sell and the plan of distribution. The timing and amount of any sale is within the sole discretion of the selling stockholder, subject to certain restrictions. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

You should read this prospectus and any prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TPH.” The last reported sale price of our common stock on November 12, 2014 was $14.94 per share.

Investing in our common stock involves risks. See “Risk factors” beginning on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

November 13, 2014

You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, nor has any selling stockholder, authorized anyone to give any information or make any representation about us or any selling stockholder that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us or any selling stockholder. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

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About this prospectus

This prospectus is part of a registration statement we filed with the SEC, using a “shelf” registration process. Under this shelf process, this prospectus may be used from time-to-time by selling stockholders to be named in one or more prospectus supplements to offer or sell our common stock held by the selling stockholders.

As permitted by the rules of the SEC, this prospectus omits the plan of distribution for any offering of our common stock by a selling stockholder. Before selling any common stock hereunder, the selling stockholder will request that we file a prospectus supplement with the SEC, which the selling stockholder will deliver with this prospectus, and which will describe specific information about the selling stockholder and the proposed sale. In each prospectus supplement, we will include the following information:

•	the amount of common stock the selling stockholder proposes to sell;

•	the plan of distribution, including the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation to those underwriters, agents or dealers; and

•	any other material information about such offering and sale of our common stock by the selling stockholder.

In addition, the prospectus supplement may add, update or change the information contained in this prospectus.

Unless otherwise noted, or the context otherwise requires, “TRI Pointe” and the terms the “Company,” “we,” “us” and “our” refer collectively to TRI Pointe Homes, Inc. and its subsidiaries. Prior to any purchase of our common stock hereunder, you should read this prospectus, together with the additional information incorporated by reference under “Incorporation of certain documents by reference.”

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Summary

The following summary highlights selected information about us and does not contain all the information that is important to you. We encourage you to read this prospectus in its entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus. In addition, certain statements in this prospectus and the documents incorporated by reference in this prospectus are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.”

The Company

TRI Pointe is primarily engaged in the design, construction and sale of single-family homes in California, Colorado, Texas, Arizona, Washington, Nevada, Maryland and Virginia. In addition, we are a developer of master planned communities, which include residential lots for our own use, lots for sale to other homebuilders, and the sale of commercial and multi-family properties, primarily in Southern California.

Headquartered in California, TRI Pointe was founded in 2009 by its current management team, who have worked together for over 20 years and have over a century of collective industry experience. We conduct our business through six homebuilding brands, Maracay Homes, Pardee Homes, Quadrant Homes, Trendmaker Homes, TRI Pointe Homes and Winchester Homes.

We construct homes across a variety of sales prices, ranging from $165,000 to more than $2 million, and home sizes, ranging from approximately 1,000 to 8,500 square feet. Our broad product offerings and local brand power are fundamental to positioning our homebuilding operations with land sellers. We have forged relationships with regional and national land developers based on our market-driven product offerings, excellent reputation and record of customer satisfaction. As a result, we have the flexibility to pursue a wide range of land acquisition opportunities in support of homebuilding strategies appropriate for each of our markets.

Corporate information

Our principal executive offices are located at 19520 Jamboree Road, Suite 200, Irvine, California 92612, and our telephone number is (949) 478-8600.

Risk factors

An investment in our common stock involves certain risks. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Our business, liquidity, financial condition or results of operations could be materially adversely affected by any of these risks. The market for or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

Forward-looking statements

This prospectus contains and incorporates by reference certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC, may also contain such forward-looking statements.

These statements:

•	use forward-looking terminology;

•	are based on various assumptions made by the Company; and

•	may not prove to be accurate because of risks and uncertainties surrounding the assumptions that are made.

Factors listed in this section—as well as other factors not included—may cause actual results to differ significantly from the forward-looking statements included in this prospectus. There is no guarantee that any of the events anticipated by the forward-looking statements in this prospectus will occur, or if any of the events occurs, there is no guarantee what effect it will have on our operations or financial condition.

We undertake no obligation to publicly update or revise any forward-looking statement unless required to do so by applicable law. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Statements

These forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “will,” “would,” or other words that convey the uncertainty of future events or outcomes. These forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied.

Forward-looking statements are based on a number of factors, including, but not limited to, the expected effect of:

•	the economy;

•	laws and regulations;

•	adverse litigation outcomes and the adequacy of reserves;

•	changes in accounting principles;

•	projected benefit payments; and

•	projected tax rates and credits.

Risks, uncertainties and assumptions

The major risks and uncertainties—and assumptions that are made—that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar;

•	market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	levels of competition;

•	the successful execution of our internal performance plans, including restructurings and cost reduction initiatives;

•	global economic conditions;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters;

•	transportation costs;

•	federal and state tax policies;

•	the effect of land use, environmental and other governmental regulations;

•	legal proceedings;

•	risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects;

•	the risk that disruptions from the recent combination with Weyerhaeuser Real Estate Company will harm TRI pointe’s business;

•	TRI Pointe’s ability to achieve the benefits of its recent combination with Weyerhaeuser Real Estate Company in the estimated amount and anticipated timeframe, if at all;

•	TRI Pointe’s ability to integrate Weyerhaeuser Real Estate Company successfully and to achieve the anticipated synergies therefrom;

•	changes in accounting principles; and

•	other factors described in “Risk factors.”

Selling stockholders

Information regarding the beneficial ownership of our common stock by a selling stockholder, the number of shares being offered by a selling stockholder and the number of shares beneficially owned by a selling stockholder after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Use of proceeds

We will not receive any of the proceeds from the sale of shares of common stock by any selling stockholder.

Price range of common stock and dividend policy

Shares of our common stock currently trade on the NYSE under the trading symbol “TPH.” On November 12, 2014, the last trading day prior to the filing of this prospectus, the last sale price of our common stock reported by the NYSE was $14.94.

The following table sets forth the high and low sale prices of our common stock on the NYSE for the periods indicated as well as the dividends per share declared by the Company to our stockholders for these periods. The quotations are as reported in published financial sources.

	Per Share Dividends(1)	Common Stock(1)(2)
		High	Low
Year Ending December 31, 2014
First Quarter	$0.00	$20.00	$16.19
Second Quarter	$0.00	$17.45	$14.71
Third Quarter	$0.00	$16.06	$12.78
Fourth Quarter (through November 12, 2014)	$0.00	$15.09	$12.59
Year Ended December 31, 2013
First Quarter	$0.00	$21.25	$17.50
Second Quarter	$0.00	$21.18	$14.24
Third Quarter	$0.00	$17.22	$13.95
Fourth Quarter	$0.00	$20.29	$13.43
Year Ended December 31, 2012
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A

(1)	On January 30, 2013, the Company was reorganized from a Delaware limited liability company to a Delaware corporation in connection with its initial public offering.
(2)	Our common stock was listed on and began trading on the NYSE on January 31, 2013. Prior to that date, the Company was a limited liability company and there was no established trading market for its membership interests.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, and capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.

Description of capital stock

The rights of our stockholders are governed by Delaware law and our charter and bylaws. For information on how to obtain a copy of our charter and bylaws, see “Where you can find more information” and “Incorporation of certain documents by reference.”

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of our charter and bylaws.

Common stock

Our charter authorizes the issuance of up to 500 million shares of common stock, par value $0.01 per share. As of November 12, 2014, there were 161,340,261 shares of common stock issued and outstanding.

Shares of our common stock have the following rights, preferences and privileges:

•	Voting Rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by the vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on such matters that are present in person or by proxy at the meeting, except that directors are elected by a plurality of the votes cast in the election of directors. We do not have a classified board of directors.

•	Dividends. Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.

•	Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among our stockholders on a per share basis.

•	Rights and Preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of our stockholders are subject to, and may be materially and adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Merger. In the event that we merge or consolidate with or into another entity, holders of each share of our common stock will be entitled to receive the same per share consideration.

The Company adopted and maintains the 2013 Long-Term Incentive Plan, which provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards to eligible participants, which includes our officers, directors, employees and consultants, and persons expected to become officers, directors, employees or consultants of the Company. As of November 12, 2014, the Company had outstanding awards to acquire approximately 4,582,654 shares of its common stock under this plan, and had reserved approximately 10,886,069 additional shares of its common stock for future issuances under this plan.

Preferred stock

Our charter provides that our board of directors has the authority, without action by the Company’s stockholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix for each class or series the powers, rights, preferences and privileges of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the Company’s common stock. There are currently no shares of preferred stock outstanding. Any issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Certain anti-takeover effects of provisions of our charter and bylaws

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of the Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could materially and adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our charter and bylaws

Our charter and bylaws contain anti-takeover provisions that:

•	authorize our board of directors, without further action by the Company’s stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•	require that actions to be taken by the Company’s stockholders may be taken only at an annual or special meeting of the Company’s stockholders and not by written consent;

•	specify that special meetings of the Company’s stockholders can be called only by our board of directors, the chairman of the board or the chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow the directors to establish the size of our board of directors by action of the board, subject to a minimum of three members;

•	provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the Company’s stockholders cumulative voting rights with respect to the election of directors; and

•	prohibit the Company from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described in “—Selected provisions of Delaware law.”

Selected provisions of Delaware law

The Company has opted out of Section 203 of the Delaware General Corporation law (the “DGCL”), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•	prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•	upon the consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the voting stock of the Company. However, in the case of the Company, VIII/TPC Holdings, L.L.C. (the “Starwood Fund”), a private equity fund managed by an affiliate of Starwood Capital Group, L.P., and any of its affiliates and subsidiaries and any of their permitted transferees receiving 15% or more of the voting stock of the Company will not be deemed to be interested stockholders regardless of the percentage of the voting stock of the Company owned by them. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Corporate opportunity

Our charter provides that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to the Starwood Fund or any of its affiliates and subsidiaries (other than the Company and its subsidiaries), officers, directors, agents, stockholders, members, partners or employees and that may be a business opportunity for the Starwood Fund or any of its affiliates and subsidiaries, even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to the Company for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Company unless, in the case of any such person who is a director or officer of the Company, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Company. Neither the Starwood Fund nor any of its affiliates or subsidiaries has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries.

These provisions will continue to apply until no person who is a director or officer of the Company is also a director, officer, member, partner or employee of the Starwood Fund or any of its affiliates or subsidiaries (other than the Company and its subsidiaries).

Limitations on liability, indemnification of officers and directors and insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our charter and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be.

Our charter and bylaws also provide that the Company must indemnify and advance reasonable expenses to its directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company is also expressly authorized to carry directors’ and officers’ insurance to protect the Company, its directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our charter may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.

The Company maintains standard policies of insurance that provide coverage (i) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

The Company has entered into an indemnification agreement with each of its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding against any of the Company’s directors, officers or employees for which indemnification is sought.

Authorized but unissued shares

The Company’s authorized but unissued shares of common stock will be available for future issuance without the approval by our stockholders. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Registration rights agreement

On January 30, 2013, the Company entered into a registration rights agreement with the former members of TRI Pointe Homes, LLC (“TPH LLC”), the entity that was reorganized from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc. in connection with its initial public offering, including the Starwood Fund, the members of the Company’s management team and a third-party investor, with respect to the shares of the Company’s common stock that they received as part of its formation transactions. The shares are referred to collectively as the “registrable shares.” Pursuant to the registration rights agreement, the Company granted the former members of TPH LLC and their direct and indirect transferees shelf registration rights to require the Company to file a shelf registration statement for the registrable shares and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to make “piggy-back” sales of the registrable shares under registration statements the Company might file in connection with future public offerings.

Notwithstanding the foregoing, the registration rights are subject to cutback provisions, and the Company is permitted to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement (and therefore suspend sales under the shelf registration statement) for certain periods, referred to as “blackout periods.”

Investor rights agreement

Pursuant to an investor rights agreement with the Starwood Fund, entered into on January 30, 2013, the Starwood Fund has the right to designate two members of the Company’s board of directors for as long as the Starwood Fund owns 25% or more of the outstanding common stock of the Company (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member of the Company’s board of directors for as long as it owns at least 10% of such outstanding common stock of the Company. In addition, the members of the Company’s management team agreed to vote all shares of common stock of the Company that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10% of such outstanding common stock of the Company. On November 3, 2013, the investor rights agreement was amended to provide that the Starwood Fund will have the right to designate one member of the Company’s board of directors for as long as the Starwood Fund owns at least 5% of the outstanding common stock of the Company. In addition, the investor rights agreement will automatically terminate upon the date on which the Starwood Fund owns less than 1% of the outstanding common stock of the Company.

Listing

TRI Pointe common stock trades on the NYSE under the trading symbol “TPH.”

Transfer agent

The transfer agent and registrar for the TRI Pointe common stock is American Stock Transfer & Trust Company, LLC.

Where you can find more information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that the Company has filed with the SEC at the following SEC public reference room: 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Company’s SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, the Company’s SEC filings are also available to the public on the Company’s website, www.tripointehomes.com. Information contained on the Company’s website is not incorporated by reference into this prospectus, and you should not consider information contained on that website as part of this prospectus.

In addition, the Company’s common stock is listed on the NYSE and similar information concerning us can be inspected and copied at the offices of the NYSE, Inc., 20 Broad Street, New York, New York 10005.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	TRI Pointe’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2014;

•	TRI Pointe’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	TRI Pointe’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	TRI Pointe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed January 2, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed April 1, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed May 5, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed May 22, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed June 5, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed June 16, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed June 19, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed June 23, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed June 27, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed July 7, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed July 11, 2014;

•	TRI Pointe’s Current Report on Form 8-K/A filed August 5, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed August 6, 2014;

•	TRI Pointe’s Current Report on Form 8-K filed September 5, 2014;

•	TRI Pointe’s Current Report on Form 8-K/A filed November 13, 2014;

•	TRI Pointe’s Definitive Proxy Statement filed May 20, 2014; and

•	The description of TRI Pointe common stock contained in TRI Pointe’s registration statement on Form 8-A, filed January 28, 2013.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus is a part. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by requesting them in writing or by telephone from the Company at the following address and telephone number: 19520 Jamboree Road, Suite 200, Irvine, California 92612, Attention: Investor Relations, Telephone: (949) 478-8600. You may also obtain these documents from the SEC or through the SEC’s website described above.

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

The Company has not authorized anyone to provide you with information that is different from what is contained in this prospectus.

Experts

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Weyerhaeuser Real Estate Company as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Legal matters

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the common stock offered hereby.

TRI Pointe Homes, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by us in connection with the offering of our securities being registered hereby.

SEC Registration Fee	$	*
Printing Expenses		**
Legal Fees and Expenses		**
Accounting Fees and Expenses		**
Blue Sky Fees		**
Miscellaneous		**

Total	$	**

*	In accordance with Rules 456(b) and 475(r), the registrant is deferring payment of all of the registration fee for the securities offered by this registration statement.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

I-1

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our charter provides for such limitation of liability.

Article X of our charter provides that it shall, to the fullest extent authorized by the DGCL, indemnify any person made, or threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. The Company may, by action of its board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by the DGCL. Article X of our charter also provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of our bylaws provides that the Company shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. The Company shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or cross-claim, unless such action, suit or proceeding was authorized by its board of directors. The Company may, by action of its board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by Delaware law.

In addition to the provisions of our charter and bylaws described above, the Company has entered into an indemnification agreement with each of its officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 16.	Exhibits and Financial Schedule

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TRI Pointe Homes, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on November 13, 2014.

TRI POINTE HOMES, INC.

By:	/S/ DOUGLAS F. BAUER
Douglas F. Bauer Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Douglas F. Bauer, Michael D. Grubbs and Thomas J. Mitchell, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/S/ DOUGLAS F. BAUER Douglas F. Bauer	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2014

/S/ MICHAEL D. GRUBBS Michael D. Grubbs	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 13, 2014

/S/ GLENN J. KEELER Glenn J. Keeler	Vice President and Controller (Principal Accounting Officer)	November 13, 2014

/S/ BARRY S. STERNLICHT Barry S. Sternlicht	Director and Chairman of the Board	November 13, 2014

/S/ STEVEN J. GILBERT Steven J. Gilbert	Director	November 13, 2014

/S/ THOMAS B. ROGERS Thomas B. Rogers	Director	November 13, 2014

/S/ CHRISTOPHER D. GRAHAM Christopher D. Graham	Director	November 13, 2014

/S/ DANIEL S. FULTON Daniel S. Fulton	Director	November 13, 2014

/S/ CONSTANCE B. MOORE Constance B. Moore	Director	November 13, 2014

/S/ KRISTIN F. GANNON Kristin F. Gannon	Director	November 13, 2014

/S/ LAWRENCE D. BURROWS Lawrence B. Burrows	Director	November 13, 2014

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting or Distribution Agreement.*

4.1	Amended and Restated Certificate of Incorporation of TRI Pointe Homes, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed on January 9, 2014).

4.2	Amended and Restated Bylaws of TRI Pointe Homes, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed on January 9, 2014).

4.3	Amendments to Amended and Restated Bylaws of TRI Pointe Homes, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 6, 2014).

4.4	Specimen Common Stock Certificate of TRI Pointe Homes, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed January 9, 2014).

4.5	Investor Rights Agreement, dated as of January 30, 2013, by and TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas J. Bauer, Thomas J. Mitchell and Michael D. Grubbs (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 filed January 9, 2014).

4.6	First Amendment to Investor Rights Agreement, dated as of November 3, 2013, by and among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas J. Bauer, Thomas J. Mitchell and Michael D. Grubbs (incorporated by reference to the Company’s Registration Statement on Form S-4 filed January 9, 2014).

4.7	Registration Rights Agreement, dated as of January 30, 2013, among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., and certain TRI Pointe Homes, Inc. stockholders (incorporated by reference to the Company’s Registration Statement on Form S-4 filed January 9, 2014).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages of registration statement).

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.